Registration Statement No.333-285508
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated August 17, 2026 to the Prospectus dated March 25, 2025, the Prospectus Supplement dated March 25, 2025 and the Product Supplement dated March 25, 2025

US$1,724,000
Senior Medium-Term Notes, Series K
Capped Contingent Risk Absolute Return Buffer Notes due February 22, 2028
Linked to the Least Performing of the Russell 2000® Index and the Dow Jones Industrial Average®

●The notes are designed for investors who are seeking 150.00% leveraged positive return based on any appreciation in the level of the least performing of the Russell 2000® Index and the Dow Jones Industrial Average® (each, a "Reference Asset" and, the least performing, the "Least Performing Reference Asset"), subject to the Maximum Redemption Amount of $1,207.00 per $1,000 in principal amount of the notes (a 20.70% return on the notes). In addition, if the Final Level of the Least Performing Reference Asset is less than its Initial Level but greater than or equal to its Buffer Level (equal to 85.00% of the Initial Level), you will receive a 150.00% leveraged positive return on your notes based on the percentage by which that price declines up to the Maximum Downside Redemption Amount of $1,225.00 per $1,000 in principal amount of the notes (a 22.50% return on the notes).

●If the Final Level of the Least Performing Reference Asset decreases by more than 15.00% from its Initial Level, investors will lose 1% of the principal amount for each 1% decrease in the level of the Least Performing Reference Asset from its Initial Level to its Final Level in excess of 15.00%. In such a case, you will receive a cash amount at maturity that is less than the principal amount, and may lose up to 85.00% of your principal amount at maturity.

●Investing in the notes is not equivalent to a hypothetical direct investment in the Reference Assets.

●The notes do not bear interest. The notes will not be listed on any securities exchange.

●All payments on the notes are subject to the credit risk of Bank of Montreal.

●The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

●The CUSIP number of the notes is 06376LW51.

●Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

●The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	August 17, 2026	Valuation Date:	February 16, 2028
Settlement Date:	August 20, 2026	Maturity Date:	February 22, 2028

	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% $1,724,000.00	0.60% $10,344.00	99.40% $1,713,656.00

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” specified above reflect the aggregate amounts at the time Bank of Montreal established its hedge positions on or prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may have foregone some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts was between $994.00 and $1,000 per $1,000 in principal amount.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $992.50 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:	The Russell 2000® Index (ticker symbol "RTY") and the Dow Jones Industrial Average® (ticker symbol "INDU"). See "The Reference Assets" below for additional information.
Payment at Maturity:

If the Percentage Change of the Least Performing Reference Asset is positive and the Percentage Change multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change of the Least Performing Reference Asset is positive and the Percentage Change multiplied by the Upside Leverage Factor is less than the Maximum Return, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset x Upside Leverage Factor)]

If the Percentage Change of the Least Performing Reference Asset is less than or equal to zero and the Final Level of the Least Performing Reference Asset is greater than or equal to its Buffer Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + ($1,000 × -1 × Percentage Change of the Least Performing Reference Asset × Downside Leverage Factor)

In this case, subject to our credit risk, investors will receive a positive return on the notes up to the Maximum Downside Redemption Amount, even though the price of the Least Performing Reference Asset has declined since the Pricing Date.

If the Percentage Change of the Least Performing Reference Asset is less than zero and the Final Level of the Least Performing Reference Asset is less than its Buffer Level, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset + Buffer Percentage)]

In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Least Performing Reference Asset declines from its Initial Level in excess of the Buffer Percentage. You may lose a significant portion of the principal amount of your notes.

Initial Level:[2]	3,057.540 with respect to RTY and 53,459.78 with respect to INDU, each of which was the respective closing level of that Reference Asset on the Pricing Date.
Downside Leverage Factor:	150.00%
Maximum Return:	20.70%
Maximum Redemption Amount:	If the Percentage Change is positive, the payment at maturity will not exceed the Maximum Redemption Amount of $1,207.00 per $1,000 in principal amount of the notes.
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.
Percentage Change:	With respect to each Reference Asset the quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level
Upside Leverage Factor:	150.00%
Buffer Level:[2]

2,598.909 with respect to RTY and 45,440.81 with respect to INDU, each of which is 85.00% of its respective Initial Level (rounded to two decimal places with respect to INDU and rounded to three decimal places with respect to RTY).

Buffer Percentage:[2]

15.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Least Performing Reference Asset does not decrease by more than 15.00% over the term of the notes. If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 85.00% of the principal amount of your notes.

Maximum Downside Redemption Amount:	$1,225.00 per $1,000 in principal amount of the notes.

Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.
Pricing Date:	August 17, 2026
Settlement Date:	August 20, 2026
Valuation Date:[1]	February 16, 2028
Maturity Date:[1]	February 22, 2028
Calculation Agent:	BMOCM
Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See "General Terms of the Notes - Adjustments to a Reference Asset that Is an Index" in the product supplement for additional information.

Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Least Performing Reference Asset, reflecting the 150.00% Upside Leverage Factor, the 150.00% Downside Leverage Factor, the Maximum Return of 20.70%, the Buffer Level of 85.00% of its Initial Level and the Maximum Downside Redemption Amount of $1,225.00. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples.

Hypothetical Percentage Change of the Least Performing Reference Asset	Participation in Percentage Change	Hypothetical Return of the Notes
17.13% 13.80%	150% Upside Exposure, subject to the Maximum Return	20.70% 20.70%
10.00% 5.00%	150% Upside Exposure	15.00% 7.50%
-5% -15%	If the Final Level is greater than or equal to its Buffer Level, a 150.00% leveraged positive absolute return subject to the Maximum Downside Redemption Amount	7.50% 22.50%
-25% -35%	1x Loss Beyond Buffer Level	-10% -20%

Additional Terms of the Notes

You should read this document together with the product supplement dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000121465925004741/g324250424b2.htm

Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

●Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level in excess of the Buffer Percentage. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be significantly less than the principal amount of your notes. Accordingly, you could lose up to 85.00% of the principal amount of your notes.

●Your participation in any positive performance of the Reference Asset is limited to the Maximum Redemption Amount, regardless of any appreciation in the levels of the Reference Assets. — If the Reference Asset performs positively over the term of the notes, the return on your notes will not be greater than the Maximum Redemption Amount. This will be the case even if the Percentage Change of the Least Performing Reference Asset multiplied by the Upside Leverage Factor exceeds the Maximum Return.

●Your participation in any negative performance of the Reference Assets is limited by the Maximum Downside Redemption Amount. — If the Least Performing Reference Asset performs negatively over the term of the notes, your payment at maturity will not exceed the Maximum Downside Redemption Amount and may be negative if the Final Level of the Least Performing Reference Asset is less than its Buffer Level. If the Final Level of the Least Performing Reference Asset is less than its Initial Level, you will only receive a positive return on the notes if the Final Level of the Least Performing Reference Asset is greater than or equal to its Buffer Level.

●Your return on the notes will be determined solely by reference to the Least Performing Reference Asset, even if any other Reference Assets perform better. - Your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have performed more favorably, your return at maturity will only be determined by reference to the performance of the Least Performing Reference Asset.

●The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the Least Performing Reference Asset. — The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, a decrease of the level of one basket component could be mitigated by the increase of the level of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the performance of one Reference Asset will not be mitigated by any positive performance of any other Reference Assets. Instead, your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset.

●Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to the Reference Assets

●Owning the notes is not the same as a hypothetical direct investment in the Reference Assets or a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you made a hypothetical direct investment in the Reference Assets or the underlying securities of the Reference Assets or a security directly linked to the performance of the Reference Assets or the underlying securities of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase.

●You will not have any shareholder rights and will have no right to receive any shares of any company included in a Reference Asset at maturity. — Investing in your notes will not make you a holder of any securities included in the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to such underlying securities.

●We have no affiliation with any index sponsor and will not be responsible for any index sponsor's actions. — The sponsors of the Reference Assets are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor.

●You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the levels of the Reference Assets or the prices of the securities included in the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates. Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Relating to the Russell 2000® Index

●An investment in the notes is subject to risks associated in investing in stocks with a small market capitalization. — The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

General Risk Factors

●Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

●Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of securities included in a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Assets and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

●Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

●Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

●The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

●Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

●Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

●Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of securities included in the Reference Assets, futures or options relating to the Reference Assets or securities included in the Reference Assets or other derivative instruments with returns linked or related to changes in the performance on the Reference Assets or securities included in the Reference Assets. We or our affiliates may also trade in the securities included in the Reference Assets or instruments related to the Reference Assets or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.

●Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

●Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Upside Leverage Factor of 150.00%, a hypothetical Downside Leverage Factor of 150.00%, a hypothetical Buffer Level of 85.00 (85.00% of the hypothetical Initial Level), a hypothetical Maximum Return of 20.70%, a hypothetical Maximum Redemption Amount of $1,207.00, a hypothetical Maximum Downside Redemption Amount of $1,225.00 and a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. You may lose some or a significant portion of the principal amount at maturity.

Hypothetical Final Level of the Least Performing Reference Asset	Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	200.00%	$1,207.00	20.70%
180.00	180.00%	$1,207.00	20.70%
160.00	160.00%	$1,207.00	20.70%
140.00	140.00%	$1,207.00	20.70%
120.00	120.00%	$1,207.00	20.70%
113.80	113.80%	$1,207.00	20.70%
110.00	110.00%	$1,150.00	15.00%
105.00	105.00%	$1,075.00	7.50%
100.00	100.00%	$1,000.00	0.00%
95.00	95.00%	$1,075.00	7.50%
90.00	90.00%	$1,150.00	15.00%
85.00	85.00%	$1,225.00	22.50%
84.99	84.99%	$999.90	-0.01%
80.00	80.00%	$950.00	-5.00%
40.00	40.00%	$550.00	-45.00%
20.00	20.00%	$350.00	-65.00%
0.00	0.00%	$150.00	-85.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Least Performing Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 80.00, representing a Percentage Change of -20.00%. Because the Percentage Change of the Least Performing Reference Asset is negative and its hypothetical Final Level is less than its Buffer Level, the investor receives a payment at maturity of $950.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-20.00% + 15.00%)] = $950.00

Example 2: The level of the Least Performing Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 95.00, representing a Percentage Change of -5.00%. Although the Percentage Change of the Least Performing Reference Asset is negative, because its hypothetical Final Level is greater than its Buffer Level, the investor receives a payment at maturity of $1,075.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x –1 x (-5.00%) x 150.00%] = $1,075.00

Example 3: The level of the Least Performing Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 110.00, representing a Percentage Change of 10.00%. Because the hypothetical Final Level of the Least Performing Reference Asset is greater than its hypothetical Initial Level and the Percentage Change multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,150.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (10.00% x 150.00%) = $1,150.00

Example 4: The level of the Least Performing Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 120.00, representing a Percentage Change of 20.00%. Because the hypothetical Final Level of the Least Performing Reference Asset is greater than its hypothetical Initial Level, and the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a payment at maturity of $1,207.00 per $1,000 in principal amount of the notes (the Maximum Redemption Amount). The return on the notes in this example is less than the Percentage Change of the Least Performing Reference Asset.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the product supplement dated March 25, 2025 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Pre-Paid Derivative Contracts,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

 BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page.

 Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

 We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

 You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

 BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

 For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA") for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

●Barbados

●Bermuda

Additional Information Relating to the Estimated Initial Value of the Notes

 Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

●a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

●one or more derivative transactions relating to the economic terms of the notes.

 The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

The Reference Assets

All disclosures contained in this pricing supplement regarding the Reference Assets, including, without limitation, their make-up, method of calculation, and changes in their components and their historical closing levels, have been derived from publicly available information prepared by the applicable sponsors. The information reflects the policies of, and is subject to change by, the sponsors. The sponsors own the copyrights and all rights to the Reference Assets. The sponsors are under no obligation to continue to publish, and may discontinue publication of, the Reference Assets. Neither we nor BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of and Reference Asset or any successor. We encourage you to review recent levels of the Reference Assets prior to making an investment decision with respect to the notes.

The Russell 2000® Index (“RTY”)

The Russell 2000® Index was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. FTSE Russell calculates and publishes the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies. The Russell 2000® Index is determined, comprised, and calculated by FTSE Russell without regard to the notes.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to its primary asset location. If there is insufficient information to determine located company’s primary location of assets, FTSE Russell will use the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses an average of two years of assets or revenues data for analysis to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation (BDI) country. If the country in which its headquarters are located is a BDI, the company is assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N-Shares” of companies controlled by entities in mainland China are not eligible for inclusion in the Russell 2000® Index.

All securities eligible for inclusion in the Russell 2000® Index must trade on an eligible U.S. exchange. Stocks must have a closing price at or above $1.00 (on its primary exchange) on rank day in May and October of each year (timetable is announced each spring) to be eligible for inclusion during semiannual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on rank day of May and October, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank date is equal to or greater than $1.00. FTSE Russell adds initial public offerings (IPOs) each quarter to ensure that new additions to the institutional investing opportunity set are reflected in representative indexes. A stock added during the quarterly IPO process is considered a new index addition, and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the eligibility period in order to qualify for index inclusion. If an existing index member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

Royalty trusts, U.S. limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies, are not eligible for inclusion), blank check companies, special-purpose acquisition companies (SPACs), Exchange Traded Funds (ETFs), mutual funds and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts are not eligible for inclusion in the Russell 2000® Index.

Semiannual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. On the rank day in May and October of each year, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other FTSE Russell indexes are determined from that set of securities. If there are not 4,000 eligible securities in the U.S. market, the entire eligible set is included. Reconstitution of the Russell 2000® Index occurs on the fourth Friday in June and the second Friday in December. In addition, FTSE Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. FTSE Russell's publication of the Russell 2000® Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. FTSE Russell's only relationship to the Issuer is the licensing of certain trademarks and trade names of FTSE Russell and of the Russell 2000® Index which is determined, composed and calculated by FTSE Russell without regard to the Issuer or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED HEREIN WITHOUT LIMITING ANY OF THE FOREGOING. IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Dow Jones Industrial Average® (“INDU”)

The Dow Jones Industrial Average® is a price-weighted index, which means an underlying stock’s weight in the Dow Jones Industrial Average® is based on its price per share rather than the total market capitalization of the issuer. The Dow Jones Industrial Average® is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the Dow Jones Industrial Average® tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The Dow Jones Industrial Average® is maintained by an Averages Committee comprised of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal (“WSJ”). The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned by CME Group Inc. and by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire Dow Jones Industrial Average® is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Changes in the composition of the Dow Jones Industrial Average® are made entirely by the Averages Committee without consultation with the corporations represented in the Dow Jones Industrial Average®, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the Dow Jones Industrial Average® are reviewed on an as-needed basis. Changes to the common stocks included in the Dow Jones Industrial Average® tend to be made infrequently, and the underlying stocks of the Dow Jones Industrial Average® may be changed at any time for any reason. Constituent changes are typically announced one to five days before they are scheduled to be implemented. The companies currently represented in the Dow Jones Industrial Average® are incorporated and headquartered in the United States and its territories and their stocks are listed on the New York Stock Exchange and Nasdaq.

The Dow Jones Industrial Average® initially consisted of 12 common stocks and was first published in the WSJ in 1896. The Dow Jones Industrial Average® was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the Dow Jones Industrial Average® has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the Dow Jones Industrial Average® have been changed on a relatively infrequent basis.

Computation of the Dow Jones Industrial Average®

The level of the Dow Jones Industrial Average® is the sum of the primary exchange prices of each of the 30 component stocks included in the Dow Jones Industrial Average®, divided by a divisor that is designed to provide a meaningful continuity in the level of the Dow Jones Industrial Average®. Because the Dow Jones Industrial Average® is price-weighted, stock splits or changes in the component stocks could result in distortions in the index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Dow Jones Industrial Average®. The current divisor of the Dow Jones Industrial Average® is published daily in the WSJ and other publications. In addition, other statistics based on the Dow Jones Industrial Average® may be found in a variety of publicly available sources.

License Agreement

We and S&P Dow Jones Indices LLC (“S&P”) have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the Dow Jones Industrial Average®, in connection with certain securities, including the notes. The Dow Jones Industrial Average® is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones Trademark Holdings LLC, Standard and Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Dow Jones Industrial Average® to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the Dow Jones Industrial Average® is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Dow Jones Industrial Average® is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Dow Jones Industrial Average®. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Dow Jones Industrial Average® will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average®. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE® OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE® OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Bank of Montreal. “Dow Jones®”, “DJIA®”, “Dow Jones Industrial Average®” and “The Dow®” are trademarks of Dow Jones Trademark Holdings LLC. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices makes no representation regarding the advisability of investing in the notes.

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated March 25, 2025, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on March 25, 2025.